EXHIBIT 3.5

GOLDEN OVAL EGGS, LLC

CERTIFICATE OF DESIGNATION
CLASS A CONVERTIBLE PREFERRED UNITS

I, the undersigned officer of Golden Oval Eggs, LLC, a Delaware limited liability company, (the “Company”) HEREBY CERTIFY:

WHEREAS, on February 3, 2004, Midwest Investors of Renville, Inc., as sole initial member of the Company, adopted the Golden Oval Eggs, LLC Limited Liability Company Agreement (the “Original LLC Agreement”);

WHEREAS, the Company has adopted the Amended and Restated Limited Liability Company Agreement of Golden Oval Eggs, LLC (the “Amended LLC Agreement”), which replaced the Original LLC Agreement, effective as of August 31, 2004;

WHEREAS, effective February 15, 2008 (the “Effective Date”), pursuant to the authority conferred upon the Board of Managers by the Amended LLC Agreement, the Board of Managers adopted this Certificate of Designation creating a new class of convertible preferred units, designated as “Class A Convertible Preferred Units,” to be issued by the Company, designating the relative rights, preferences, privileges and limitations of the Class A Convertible Preferred Units, and authorizing the undersigned officer to certify and execute this Certificate of Designation;

WHEREAS, under the Amended LLC Agreement, the Board of Managers is authorized, by the adoption of resolutions and without the approval of the members of the Company, to amend the Amended LLC Agreement to permit the issuance of the Class A Convertible Preferred Units, to establish the number of Class A Convertible Preferred Units and to fix the designation, relative rights, preferences, privileges and limitations of the Class A Convertible Preferred Units; and

WHEREAS, the Board of Managers believes it to be in the best interest of the Company to set forth the relative rights, preferences, privileges and limitations of the Class A Convertible Preferred Units as set forth below.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Managers in accordance with the provisions of the Amended LLC Agreement, a series of preferred convertible units be, and it hereby is, created and the designation and amount thereof and the voting powers, preferences and relative participating, optional, conversion and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

1.     Designation and Amount.  The units shall be designated as “Class A Convertible Preferred Units” and shall be available for issuance only upon exercise of that certain Warrant issued by the Company to Land O’Lakes, Inc. (“LOL”) as of February 15, 2008 (the “Warrant”), by LOL or any permitted transferee or assignee, and the number of units constituting such series shall be 880,492.

2.     Relationship to Class A Units.  Except as expressly provided in this Certificate of Designation, the interests of the Class A Convertible Preferred Units and the holders of Class A Convertible Preferred Units shall be equal in all respects to those of the Class A Common Units and the holders of Class A Common Units, respectively.  Without limiting the foregoing, and notwithstanding any provision to the contrary in the Amended LLC Agreement, the Company may not amend the Amended LLC Agreement if the amendment would modify the rights, powers, preferences or privileges of the Class A Convertible Preferred Units or the rights or interests of the holders of Class A Convertible Preferred Units.

3.     No Amendment.  This Certificate of Designation may not be amended without the prior written consent of all holders of Class A Convertible Preferred Units.

4.     Class A Convertible Preferred Member Voting Rights.  Except with respect to any action provided for in this Certificate requiring the approval of the holders of Class A Convertible Preferred Units and notwithstanding anything in the Amended LLC Agreement to the contrary, the holders of Class A Convertible Preferred Units shall not be entitled to vote on any matter otherwise put before the Members of the Company for their approval, unless, prior to the time of such vote, the holders of such Class A Convertible Preferred Units have converted such Units to Class A Units.

5.     Distribution and Allocations.  Allocations and distributions with respect to the Class A Convertible Preferred Units in accordance with Exhibit E to the Amended LLC Agreement shall be made only after the Class A Convertible Preferred Units have been duly issued upon exercise of the Warrant.

6.     Reserved.

7.     Liquidation Rights.  In the event of any liquidation, dissolution or winding-up of the affairs of the Company, including as described in Section 7 of the Amended LLC Agreement, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company, the holders of Class A Convertible Preferred Units shall be entitled to receive for each Class A Convertible Preferred Unit then held, out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount equal to $11.357 per Unit, plus an amount equal to accrued and unpaid dividends thereon on the date fixed for distribution, and no more, before any distribution shall be made to any holder of any other class of Unit on account of such Units, including the holders of Class A Common Units with respect to the distribution of assets.

8.     Transfer.  Class A Convertible Preferred Units are transferable (whether by sale, assignment, pledge or otherwise) only with the prior written consent of the Company.  Notwithstanding the foregoing, however, Class A Convertible Preferred Units may be pledged as collateral to support the Unitholder’s own financing, subject to the transfer provisions in the Amended LLC Agreement.

9.     Conversion to Class A Common Units.  Each Class A Convertible Preferred Unit shall be convertible, at the option of the holder thereof at any time, into the number of fully paid and nonassessable Class A Common Units equal to (i) the aggregate number of Units, other than

Class A Convertible Preferred Units, outstanding as of the date of conversion divided by (ii) the aggregate number of Class A Common Units, other than Class A Convertible Preferred Units, outstanding as of the date hereof.  For purposes of the foregoing calculation, the Class A Common Units being issued as of the date hereof to Land O’Lakes, Inc. upon the conversion of 697,350 Class B Units it holds shall be considered outstanding as of the date hereof.

In order to convert Class A Convertible Preferred Units, the holder of such Units shall surrender the certificates therefore, duly endorsed, at the principal office of the Company or of any transfer agent for the Class A Convertible Preferred Units, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for Class A Common Units to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Convertible Preferred Units a certificate or certificates for the number of Class A Common Units to which such holder shall be entitled by reason of such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of surrender of the Class A Convertible Preferred Units to be converted, and the person or persons entitled to receive the Class A Common Units issuable upon such conversion shall be treated for all purposes as the holder or holders of such Class A Common Units on such date.

10.   Creation or Issuance of New Units.  Without the prior written consent of all holders of Class A Convertible Preferred Units, the Company shall not create or authorize the creation of any additional class or series of Units which would have rights superior or equal to the Class A Convertible Preferred Units with regard to the liquidation rights described in Section 7 hereof.

11.   Non-Competitive Activities.  LOL, as a member of the Company, shall not be deemed or determined to be a competitor of the Company under Section 2.9 or Section 5.3(e) of the Amended LLC Agreement by virtue of its direct or indirect ownership or participation in the egg business generally.

12.   Certain Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended LLC Agreement.

13.   Amendment to Amended LLC Agreement; Conflicts.  This Certificate of Designation shall constitute an amendment of the Amended LLC Agreement.  In the event of any conflict between the provisions of this Certificate of Designation and the Amended LLC Agreement, the provisions of this Certificate of Designation shall control.  All other terms and conditions of the Amended LLC Agreement shall remain in full force and effect, applying to the Class A Convertible Preferred Units as well as the Class A and Class B Units established under the Amended LLC Agreement.

IN WITNESS WHEREOF, I have executed this Certificate and do affirm the foregoing as true and correct, as of this 15th day of February, 2008.

GOLDEN OVAL EGGS, LLC

By:	/s/ Thomas A. Powell

Name: Thomas A. Powell

Its: Chief Financial Officer